Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our firm under the caption “Experts” and to the use of our report dated May 31, 2011 (except for Note 2, as to which the date is October 20, 2011), with respect to the consolidated statements of operations, comprehensive loss and cash flows of CityDeal Europe GmbH included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon Inc. for the registration of shares of common stock.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Berlin, Germany

October 31, 2011

/s/Jantz	/s/Stander
(Jantz)	(Stander)
Certified Public Accountant	Wirtschaftsprüfer